STRATEGIC ALLIANCE AGREEMENT


     This Agreement dated March 24, 1999, by and between Pulp & Paper of America LLC, a New York limited liability company, or its designee ("PPA"), having its principal place of business at 135 Engineers Road, Hauppauge, New York, and Crown Paper Co., a Virginia corporation ("Crown"), having its principal place of business at 300 Lakeside Drive, Oakland, California.


                                 R E C I T A L S


     The parties hereto are parties to that certain Asset Purchase Agreement, dated as of even date herewith, by and among Crown, Crown Vantage New Hampshire Electric, Inc. and Berlin Mills Railway, Inc., as Seller and American Tissue Holdings Inc. and PPA, as Buyer (the "Asset Purchase Agreement") pursuant to which Buyer will purchase from Seller and subsequently will own and operate a pulp and paper mill located in Berlin and Gorham, New Hampshire ("B/G").

     Crown has historically manufactured certain Publishing Grades (as defined in Section 1 below) of papers at B/G (as defined in Section 1 below) and at its paper mills located in Massachusetts, Michigan and New Jersey.

     Following the closing of the sale and purchase transactions under the Asset Purchase Agreement (the "Closing"), Crown and PPA desire to create a strategic alliance whereby PPA will continue to manufacture those Publishing Grades that were manufactured by B/G prior to the Closing (the "B/G Publishing Grades") for a specified period to continue Crown's existing Publishing Grades business and permit Crown's other mills to commence the manufacture of the B/G Publishing Grades in an orderly manner.

     PPA is willing to continue to manufacture the B/G Publishing Grades at B/G upon the terms and subject to the conditions hereinafter set forth.

     Accordingly, in consideration of the foregoing recitals and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, PPA and Crown agree as follows.


     1. Definitions. The following terms, as used herein, have the following meanings:

     "B/G" means the pulp and paper mills located in Berlin and Gorham, New Hampshire, respectively, currently owned by Crown and proposed to be sold to PPA pursuant to the Asset Purchase Agreement.



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     "B/G Publishing Grades" means the Publishing Grades manufactured at B/G prior to the Closing.

     "Confidential Information" has the meaning set forth in Section 12 hereof.

     "Closing" means the closing of the transactions contemplated by the Asset Purchase Agreement.

     "Crown" means Crown Paper Co.

     "Crown Orders" has the meaning set forth in Section 5(b).

     "Crown Trademarks" means Crown's trademarks, tradenames, logos and trade styles used in the sale and marketing of B/G Publishing Grades.

     "Marketing Period" means the three year period ending on the third anniversary of the Closing.

     "PPA" means Pulp & Paper of America LLC, or its designee.

     "Publishing Grades" means all text and cover grade papers and all lightweight opaque papers, whether or not such papers carry or are sold under one of Crown's registered trademarks, listed on Schedule A annexed hereto and made a part hereof.

     "Services" means the services to be rendered by Crown to PPA, as set forth in Section 2(b) of this Agreement.

     2. Obligations of Crown.

     (a) Subject to Section 8(b), for each 12 month period during the Marketing Period, Crown will submit purchase orders to PPA for a minimum of 20,000 tons of B/G Publishing Grades at the applicable market prices determined pursuant to
Section 5(a) hereof, and to the extent PPA accepts such orders, PPA will sell to Crown and Crown will purchase from PPA a minimum of 20,000 tons of B/G Publishing Grades during the applicable 12-month period.

     (b) During the Marketing Period, Crown will use its best efforts to provide the following marketing and sales services to PPA ("Services"), at Crown's sole cost and expense (including, without limitation, the sales and marketing expenses), including, without limitation:

          (i) maintain and upgrade sales to Crown customers of the historic mix of B/G Publishing Grades;




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          (ii) advise PPA regarding periodic B/G Publishing Grades production decisions regarding tonnage, distribution by grade and by type within any grade, customer base, freight costs, and other strategic considerations;

          (iii) coordinate customer shipments and assist PPA and customers with pick up appointments, freight rates, and delivery times required consistent with customer service responsibilities;

          (iv) advise PPA of market developments, competitive activity, and customer reports, including customer observations and feedback related to B/G Publishing Grades quality and service;

          (v) service all Crown customers consistent with normal industry practices, including, without limitation, market development, complaint investigation and resolution, and quality issues.

          (vi) develop and implement a communication strategy for announcing new B/G Publishing Grades focus and marketing arrangements;

          (vii) establish and monitor market trials of B/G Publishing Grades, including provision of feedback to PPA and recommendations to PPA for further products development by PPA, if advisable;

          (viii) adjust sales and marketing efforts as reasonably requested by PPA to align with future B/G operating capacity fluctuations effected by PPA consistent with the terms and conditions of this Agreement;

          (ix) maintain personnel and expenditures sufficient to fulfill Crown's obligations under this Agreement;

          (x) provide PPA quarterly with B/G Publishing Grades anticipated sales and consult with PPA regarding same;

          (xi) maintain communications with PPA to assist PPA in coordinating its manufacturing efforts with Crown's selling efforts with respect to B/G Publishing Grades;

          (xii) forward immediately to PPA all purchase orders for B/G Publishing Grades provided such orders shall be subject to review and approval by PPA;

          (xiii) maintain complete and accurate books and records concerning all orders for B/G Publishing Grades, as well as order tracking, sales and shipments of B/G Publishing Grades and provide PPA with monthly reports with respect thereto and permit PPA and its auditors to review such records, from time to time;



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          (xiv) advise PPA with respect to rejection or quality problems by
     Crown customers as to B/G Publishing Grades to maintain strong relations with such customers and resolve problems efficiently and with the least possible cost to all parties; and

          (xv) bear and maintain at levels sufficient to fulfill Crown's obligations hereunder all marketing, promotional and selling expenses relating to sales of B/G Publishing Grades to Crown customers.

     (c) At the end of the Marketing Period, PPA will sell to Crown and Crown will purchase from PPA at the then current market prices all B/G Publishing Grades which (i) were manufactured by PPA during the Marketing Period, (ii) are held in inventory by PPA at the end of the Marketing Period, and (iii) are identified by, or contain, Crown Trademarks (as defined in Section 3 below). The parties will cooperate and plan production and inventory levels in order to minimize the quantity of papers subject to the foregoing sale and purchase obligation.

     3. Tradenames; Marks.

     Crown grants to PPA, only during the Marketing Period, a limited, non--exclusive, royalty-free license to use Crown's trademarks, tradenames, logos and trade styles used in the sale and marketing of B/G Publishing Grades (collectively, "Crown Trademarks"), which license shall be used only in furtherance of the goals and objectives of this Agreement.

     4. Obligations of PPA.

     (a) PPA agrees to use its best efforts to manufacture B/G Publishing Grades; to use its best efforts to have, as and when required, sufficient quality and quantities of B/G Publishing Grades to support Crown's purchase requirements; and to arrange for delivery of the B/G Publishing Grades as provided in each Crown Order (as defined below) accepted by PPA. PPA shall be responsible for the payment of manufacturing and warehousing expenses, including, but not limited to, the acquisition of all raw materials, the provision of labor by PPA's employees, and the maintenance and repair of PPA's plant, machinery and related equipment.

     (b) PPA will use reasonable best efforts to support Crown's efforts to market B/G Publishing Grades to its customers.

     (c) To the extent Crown incurs any costs in warehousing B/G Publishing Grades, PPA shall pay its allocable portion of such warehousing expenses with respect to such B/G Publishing Grades, to be determined on a tonnage basis. PPA will use commercially reasonable efforts to pay such warehousing expenses within ten (10) days of the date of invoice, but shall in any event pay such warehousing expenses within fifteen (15) days of the date of invoice. Freight charges to ship B/G Publishing Grades to warehouses shall be for the account of PPA.




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     5. Pricing and Order Processing.

     (a) PPA and Crown will determine the applicable prices of each of the B/G Publishing Grades from time-to-time, provided that in the event of any dispute between PPA and Crown respecting the price of any B/G Publishing Grade or type within such Grade, the determination of PPA shall prevail. Each order received by PPA from Crown for B/G Publishing Grades must be producible by PPA on the then existing paper machines at B/G.

     (b) Crown will, from time-to-time, during the Marketing Period, order B/G Publishing Grades for the accounts of Crown customers by submitting the purchase orders of Crown customers, endorsed or otherwise identified by Crown as being an order subject to this Agreement so long as each such order (each, a "Crown Order") complies with the requirements of the second sentence of this Section 5(b). All Crown Orders for B/G Publishing Grades shall be subject to approval by PPA, in its sole discretion, provided that if PPA rejects a Crown Order based on the prices of the B/G Publishing Grades specified therein or does not specify a reason for its rejection of such Order, such Order shall, nevertheless, be deemed to have been submitted in partial satisfaction of the 20,000 ton annual quota specified in Section 2(a) if the prices in such Order for B/G Publishing Grades equal or exceed the then current market prices for such B/G Publishing Grades pursuant to Section 5(a). Any Crown Order not rejected by PPA within three (3) business days shall be deemed to have been accepted.

     (c) Crown shall submit Crown Orders for the purchase of B/G Publishing Grades to PPA for approval by facsimile transmission or by electronic mail, which Orders shall set forth the following information and such additional descriptive information regarding the goods to be sold as Crown deems appropriate: (a) the type of B/G Publishing Grades to be purchased, described by appropriate product code for such goods; (b) the quantity of such goods to be purchased expressed in cartons or hundred weight; (c) the price or prices to be paid expressed as "$/hundred weight or $/carton"; (d) the date upon which such goods are to be shipped; (e) an order number; (f) a date; (g) shipping information and freight charges; (h) payment terms; and (i) if the Crown Order number specified in clause (e) is a Crown Order number, a reference to the Crown customer's purchase order number. Except for the foregoing information required to be contained in a Crown Order, no additional terms or conditions contained in any such Crown Order (or any confirmation or acknowledgement thereof) shall be terms between Crown and PPA with respect to the purchase and sale of such goods, except as otherwise agreed in a writing signed by both parties.

     6. Invoicing; Payment; Monthly Accounting.

     (a) Invoices relating to Crown Orders will be rendered to Crown when the goods are shipped by PPA to Crown customers reflecting the price, freight charges, payment terms and other relevant terms contained in the relevant Crown Order, provided, however, that the payment terms of each such invoice shall in no event be more favorable to Crown than "2%/20, net 45". Crown shall be entitled to deduct from the amount due on each invoice [REDACTED] of the selling price (excluding freight charges for delivery to Crown's customer and cash discount) of the B/G Publishing Grades to which the invoice pertains.




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     (b) Not later than the fifteenth (15th) day of each calendar month, PPA will render a statement in respect of the preceding calendar month, setting forth the aggregate amount paid by Crown during such preceding month on outstanding PPA invoices, identifying the specific PPA invoices relating to Crown Orders paid during such preceding month, and any adjustments in respect of invoices submitted to Crown or amounts paid thereon by Crown that are necessary to conform prior invoices or payments to the provisions of this Agreement. Any amounts due to Crown reflected on such monthly statement shall be remitted together with the statement, and any amount due to PPA shall be paid by Crown within ten (10) days of receipt of such statement.

     7. Inspection; Warranties; Returns.

     PPA warrants to Crown that all B/G Publishing Grades meet the quality and grade specifications as agreed from time to time between PPA and Crown and that all grades delivered to Crown or Crown's customer will upon transfer of title to Crown or such customer, be free of liens and other encumbrances.

     NO OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, IN FACT OR BY LAW, WHETHER OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE OR OTHERWISE, SHALL SUBSIST HEREUNDER OR HAS OR IS MADE BY PPA, NOTWITHSTANDING ANY PROVISION OF THE UNIFORM COMMERCIAL CODE ("UCC") TO THE CONTRARY. REPLACEMENT OF THE GOODS IS THE EXCLUSIVE REMEDY. IN NO EVENT SHALL PPA BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR PROFITS ARISING OUT OF RELATING TO OR IN CONNECTION WITH ANY BREACH OF ANY WARRANTY ON ANY GOODS HEREUNDER. CROWN IS NOT OBLIGATED TO ACCEPT GOODS NOT CONFORMING WITH THE RELEVANT GRADE SPECIFICATIONS SET FORTH IN THE CROWN ORDERS; PROVIDED THAT PPA WILL NOT ACCEPT THE RETURN OF ANY NON-CONFORMING GOODS AFTER THEY HAVE BEEN PROCESSED BY CROWN OR CROWN'S CUSTOMER.

     PPA WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY DELAY IN FURNISHING GOODS OR ANY OTHER PERFORMANCE UNDER OR PURSUANT TO THIS AGREEMENT. IN ANY EVENT, PPA'S MAXIMUM LIABILITY UNDER ALL CIRCUMSTANCES FOR BREACH OF WARRANTY HEREUNDER SHALL BE REPLACEMENT OF, OR A CREDIT IN THE AMOUNT OF THE INVOICE PRICE FOR, THE NON-CONFORMING GOODS.

     8. Exclusivity of Alliance.

     (a) During the first twenty-four (24) months of the Marketing Period, PPA shall not, other than pursuant to this Agreement, directly or indirectly, enter into, or in any manner take part in the manufacture or sale of Publishing Grades. During such period, PPA shall label all B/G Publishing Grades with Crown Trademarks (as agreed between Crown and PPA).



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Should PPA sell or attempt to sell Publishing Grades in contravention of this
Agreement, Crown shall be entitled to both injunctive relief and monetary damages as remedies.

     (b) From time to time during the twenty-fifth (25th) through thirty-sixth
(36th) month of the Marketing Period, provided Crown has received no less than six (6) months advanced written notice, PPA may diminish the exclusivity of this Agreement for B/G Publishing Grades and commence a transition towards production of B/G Publishing Grades other than pursuant to this Agreement and in direct competition with Crown. Under such circumstances, PPA may sell directly for its own account up to 5,000 tons of B/G Publishing Grades (the "Transitional Tonnage") during such third year in which case Crown's minimum purchase obligation pursuant to Section 2(a) shall be reduced by the amount of such Transitional Tonnage. PPA's sales of Transitional Tonnage shall not be subject to Section 6 above and shall not be deemed a violation of PPA's agreement set forth in Section 8(a) (i.e., Crown will not be entitled to compensation in respect of any sales of Transitional Tonnage). Crown shall have no rights or obligations with respect to the production, sales or service of the Transitional Tonnage. The Transitional Tonnage must be labelled as a product of PPA. PPA shall not utilize any Crown Trademarks with respect to the Transitional Tonnage.

     9. Good Faith Performance.

     Subject to terms set forth in Section 7.2 of the Purchase Agreement, PPA acknowledges that Crown manufactures and may continue to manufacture during the term of this Agreement and thereafter, at its other mills, Publishing Grades, which compete with B/G Publishing Grades. In order to limit the potential for conflicts between PPA and Crown during the term of this Agreement, Crown agrees to exercise good faith in the performance of its obligations. Specifically, Crown covenants and agrees that during the Marketing Period, Crown will conduct its business consistent with the requirements that when and if Crown is presented with a customer order for a specific Publishing Grade which can be produced by both Crown and PPA, Crown shall not unfairly discriminate against PPA in the placement of business for Publishing Grades between B/G and Crown's paper mills. In this respect, Crown will use commercially reasonable efforts to allocate orders, in the aggregate, which would be produced at B/G and other Crown mills in reasonable proportion to past practices, allowing for variations in grade, basis weight, color, quality, demands and customer demands, and freight logic, but without regard for selling price. From time-to-time Crown will review with PPA how orders for overlapping grades were allocated between B/G and other Crown mills.

     10. Independent Parties.

     PPA and Crown are independent contracting parties. Nothing in this Agreement will be construed to make either PPA or Crown an employee, franchisee, joint venturer, partner or legal representative of the other. Except as otherwise provided in this Agreement, Crown shall not represent itself to have any authority to act on PPA's behalf.




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     11. Indemnification.

     (a) Crown shall indemnify, defend, and hold PPA, its employees and agents harmless from and against any and all liabilities, damages, injuries, suits, judgments, claims, causes of action, and expenses (including reasonable attorneys' fees, court costs and out--of-pocket expenses), suffered or incurred by PPA as a result of (i) a breach of a material covenant made by Crown hereunder, or (ii) any act or deed, whether by way of tort or contract, committed or omitted by Crown, its employees or agents in the performance of this Agreement, except for acts or deeds committed or omitted by Crown in reliance on representations and warranties made to Crown by PPA pursuant to this Agreement.

     (b) Except as otherwise set forth in Section 7, PPA shall indemnify, defend, and hold Crown, its employees and agents harmless from and against any and all liabilities, damages, injuries, claims, suits, judgments, claims, causes of action, and expenses (including reasonable attorneys' fees, court costs and out-of-pocket expenses), suffered or incurred by Crown as a result of (i) a breach of any material covenant made by PPA hereunder, or (ii) any act or deed, whether by way of tort or contract, committed or omitted by PPA, its employees or agents in the performance of this Agreement, except for acts or deeds committed or omitted by PPA in reliance on representations and warranties made to PPA by Crown pursuant to this Agreement.

     (c) NEITHER PARTY WILL HAVE ANY LIABILITY TO THE OTHER PARTY OR THIRD PARTIES FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES FOR THE BREACH OF ANY WARRANTY OR COVENANT HEREUNDER.

     12. Confidentiality.

     (a) Each party shall regard and treat as confidential and proprietary all of the information communicated to it by the other party in connection with this Agreement (which information shall at all times remain the property of the disclosing party), which information is referred to herein as "Confidential Information." Confidential Information includes such information disclosed by a party orally or visually, directly or indirectly. Confidential Information of a party is also deemed to include pricing information, customer information, identification of problems to be solved, areas for process, product and equipment improvements, and Confidential Information of third parties, which are observed, identified or disclosed under or as a result of this Agreement. Nothing contained in this Agreement shall be interpreted to impose upon either party hereto the obligation to share its Confidential Information with the other party hereto.

     (b) During the Marketing Period and for a two year period thereafter, neither party shall, without the other's prior written consent, at any time disclose any portion of such Confidential Information to third parties.

     (c) Each party shall disseminate Confidential Information of the other party to its employees, agents and subcontractors only on a "need-to-know" basis, and shall use the



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same degree of care in protecting such Confidential Information of the other party as it does for its own information of like kind. Each party shall cause each of its employees, agents and subcontractors who has access to such Confidential Information to comply with the terms and provisions of this Section in the same manner as it is bound hereby, with it remaining responsible for the actions and disclosures of any such employees, agents and subcontractors.

     (d) Notwithstanding the foregoing, a party's obligations under Sections 12(a),(b) and (c) shall not apply to (i) information that, at the time of disclosure, is, or after disclosure becomes part of, public domain other than as a consequence of a breach of this Agreement, (ii) information that was known or otherwise available to the receiving party prior to the disclosure by the disclosing party, (iii) information disclosed by a third party to the receiving party after the disclosure by the disclosing party, if such third party's disclosure does not violate any obligation of the third party to the disclosing party, (iv) information that is independently developed by the receiving party,
(v) information required to be disclosed by the order or process of court or other governmental authority of competent jurisdiction, or (vi) necessary to be disclosed in the connection with the prosecution or defense of any litigation between the parties hereto.

     13. Term; Termination. This Agreement will terminate on the first to occur of:

     (a) three (3) years from the effective date as set forth in Section 14 hereof; or

     (b) the occurrence of any one of the following events: (i) if the other party shall default in the performance of any of its material agreements, obligations or covenants herein and such default continues for (A) fifteen (15) days in the case of a monetary default or (B) sixty (60) days as to any other default, in each case, after receipt of written notice of default from the other party; provided, however, in the case of a nonmonetary default, if such default cannot be cured within such sixty (60) day period, if the defaulting party shall promptly commence, within such sixty (60) day period, the steps necessary to cure such default and shall thereafter proceed with due diligence to complete the steps necessary to cure such default as expeditiously as possible, thereby upon such cure, notice of cancellation hereof shall be deemed rescinded; or (ii) if a party liquidates or winds up all or a material portion of its business, dissolves or terminates its existence, becomes insolvent or unable to pay its debts as they mature, commits any act of bankruptcy, makes an arrangement, composition or assignment for the benefit of creditors, files, has filed against it or consents to the filing of any petition in bankruptcy for liquidation or reorganization, or otherwise is the subject of any insolvency proceeding of any kind or nature, immediately upon receipt by such party of written notice of cancellation from the other party. Any such termination of this Agreement shall not constitute a waiver by either party of its other rights and remedies hereunder, at law, in equity or otherwise.

     14. Effective Date of Agreement. Notwithstanding any contrary provision herein, this Agreement shall only come into force and be effective upon, and as of, the Closing under the Purchase Agreement, and otherwise shall have no force or effect.




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     15. General Provisions.

     (a) Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally, (ii) delivered via one-day overnight courier, (iii) transmitted by telefax, or (iv) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and telefax numbers specified below, or to such other persons, addresses or telefax numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

                           If to Crown to:

                           Crown Paper Co.
                           300 Lakeside Drive
                           Oakland, CA 94612-3592
                           Attention:  General Counsel
                           Telefax No.:  (510) 874-3595

                           with a copy to:

                           Sulloway & Hollis, P.L.L.C.
                           9 Capitol Street, P.O. Box 1256
                           Concord, NH 03302-1256
                           Attention:  John M. Sullivan, Esq.
                           Telefax No.:  (603) 226-2404

                           If to PPA:

                           Pulp & Paper of America LLC
                           135 Engineers Road
                           Hauppauge, NY 11788
                           Attention:  Mr. Mehdi Gabayzadeh
                           Telefax No.:  (516) 435-8980

                           with a copy to:

                           Mandel & Resnik P.C.
                           220 East 42nd Street
                           New York, New York 10017
                           Attention:  Nicholas J. Kaiser, Esq.
                           Telefax No.: (212) 573-0067

If given personally or transmitted by telefax, a notice shall be deemed to have been given when it is received. If given by one-day overnight courier, notice shall be deemed to have been given on the next business day following delivery to the courier. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.



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Notices and other communications given by attorneys for PPA and Crown shall be deemed given by, respectively, PPA and Crown.

     (b) Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (d) Waiver. No waiver of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, whether of similar or different nature, unless so expressly stated in writing.

     (e) Modification. This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by all of the parties to this Agreement.

     (f) Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

     (g) Number and Gender. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

     (h) Miscellaneous. This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof; (ii) is not intended to and shall not confer upon any other person or business entity, other than the parties hereto, any rights or remedies with respect to the subject matter hereof; (iii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; (iv) shall be binding upon and shall inure to the benefit of a person or entity acquiring all or substantially all of Crown's Publishing Grade business or the Crown Trademarks; and (v) shall not be assigned by operation of law or otherwise without the prior written consent of the parties hereto, which consent shall not be unreasonably withheld.

     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. PPA and Crown hereby expressly consent to the jurisdiction of the Supreme Court of the State of New York with respect to any action or proceeding between PPA and Crown with respect to this Agreement or any rights or obligation of such party pursuant to this Agreement and each of PPA and Crown agrees that the venue shall lie in Suffolk County. The parties hereto waive trial by jury



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in any such action or proceeding and consent to the service of process in any such action or proceeding in manner specified in Section 15(a).

     (j) Force Majeure. Neither party will be liable for any failure or delay in performing an obligation under this Agreement that is due to causes beyond its reasonable control, such as natural catastrophes, governmental acts or omissions, laws or regulations, labor strikes or difficulties, transportation stoppages or slowdowns or the inability to procure parts or materials. These causes will not excuse Crown from paying accrued amounts due to PPA through any available lawful means acceptable to PPA.

     In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                         PULP & PAPER OF AMERICA LLC


                                         /s/ Mehdi Gabayzadeh
                                         ---------------------------------------
                                         By:   Mehdi Gabayzadeh
                                         Its:  Manager


                                         CROWN PAPER CO.


                                         /s/ Robert A. Olah
                                         ---------------------------------------
                                         By:   Robert A. Olah
                                         Its:  President and Chief Executive
                                               Officer



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